EXHIBIT 99.1
AMERICAN  REAL  ESTATE  INVESTMENT  CORPORATION  ACQUIRES  SEVEN
INDUSTRIAL PROPERTIES FOR $61 MILLION

PLYMOUTH MEETING, PA, Jan. 9, 1998. American Real Estate Investment Corporation (AMEX:REA) announced today that it has acquired seven industrial properties totaling 1,739,055 square feet for approximately $61 million.

These acquisitions, located in Eastern Pennsylvania, consist of the following properties:

-   101  Commerce  Drive,   Mechanicsburg,   PA,   a  597,000  square  foot
refrigerated warehouse/distribution center on 48 acres, net leased to Hershey Foods Corporation through 2012.

- One Philips Drive, Mountain Top, PA, a 400,000 square foot warehouse distribution center on 28.7 acres, 100% net leased to Philips Electronics Corporation through 2007.

-   One  and  Two  Tabas  Lane,   Exton,   PA,   two  150,000  square  foot
warehouse/distribution facilities on 20 acres. These properties are 100% net leased by International Envelope and Alstrip, Inc. through 2007 and 2011.

- 1057 and 1091 Arnold Road, Reading, PA, a 219,000 square foot warehouse/distribution center on 29 acres, 100% net leased to Premium Beverage Packers, Inc. through 2000 and a 133,055 square foot warehouse/distribution center on 28 acres 100% net-leased by the Glidden Company through 2001.

-    1305  Goshen  Road,  West  Chester,   PA,   a   90,000   square   foot
warehouse/distribution facility on 10.2 acres. This building is 100% net leased to Yves Rocher, Inc. through 2000.

"These properties are state-of-the-art distribution facilities strategically located on major highways with expected initial yields averaging 10.7% and remaining lease terms averaging 7 years with large credit tenants. They represent the initial execution on our strategy of acquiring institutional quality, logistics-driven facilities serving the East Coast Population Centers and set the stage for accelerated growth in this region" said Jeff Kelter, American's President.

American Real Estate Investment Corporation, with headquarters in Plymouth Meeting, Pennsylvania and regional offices in Franklin Lakes, New Jersey and Allentown, Pennsylvania, is a full service real estate company focusing on office and industrial properties in the Mid-Atlantic and Northeast States. The Company currently has 24 properties containing more than 3.0 million square feet. For more information, contact Jeff Kelter at 610-834-3447 or Email: JKELTER@AREIC.com.

THIS PRESS RELEASE MAY CONTAIN STATEMENTS WHICH CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, INCLUDING STATEMENTS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY, ITS DIRECTORS, OR ITS OFFICERS WITH RESPECT TO THE FUTURE OPERATING PERFORMANCE OF THE COMPANY AND THE RESULT AND THE EFFECT OF LEGAL PROCEEDINGS. INVESTORS ARE CAUTIONED THAT ANY SUCH FORWARD LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES, AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE IN THE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. IMPORTANT FACTORS THAT COULD CAUSE SUCH DIFFERENCE ARE DESCRIBED IN THE COMPANY'S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q.